Exhibit 10.16

AMENDMENT TO THE INVESTMENT AGREEMENT

This Amendment to the Investment Agreement is made as of the 2nd day of June 2010.

between

VIPER RESOURCES, INC., A NEVADA CORPORATION (THE "Company")

and

DUTCHESS OPPORTUNITY FUND, II, LP. (THE "Investor")

Whereas, the Company and the Investor desire to amend the Investment Agreement dated January 28, 2010.

Whereas, the Company and the Investor desire to amend the Investment Agreement to remove language regarding the Company's right to withdraw that portion of the put that is below the minimum acceptable price, as defined within the Investment Agreement and to revise certain other language for clarity in the Investment Agreement.

Now, therefore, in consideration of the mutual covenants contained in this Amendment to the Investment Agreement, and for other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the Company and the Investor agree as follows:

1)	Section 2(C)- The Company's right of withdrawal shall be removed.

2)	All terms within section 2 of the Investment Agreement shall be adjusted to reflect the appropriate reference section.

3)	The last sentence in Section 2(E) shall be deleted.

All other terms of the Investment Agreement shall remain in full force and effect.

VIPER RESOURCES, INC.

By:	/s/ Massimiliano Pozzoni
Massimiliano Pozzoni, Chief Executive Officer & President

DUTCHESS OPPORTUNITY FUND, II, LP.

By:	/s/ Douglas Leighton
Douglas Leighton, Managing Member; Dutchess Capital Management, II, LLC, General Partner to: Dutchess Opportunity Fund, II, LP